Exhibit 99.1

Shiner International, Inc. Announces Signing of Strategically Significant Contract to
Supply Coated Food Safe Packaging to China's Largest Meat Product Manufacturer,
Potential Monthly Sales May Approach Four Million RMB

HAINAN, CHINA, October 19, 2009 –Shiner International, Inc. (NASDAQ: BEST) (website: http://www.shinerinc.com), a market leader in the food safe packaging and anti-counterfeiting packaging industries, today announced that it has entered into a new contract with Shineway Group, the largest meat product manufacturer in China. Shiner believes that this contact has the potential of contributing up to RMB4,000,000 (approximately $586,000) monthly to its coated food safe packaging sales.

“We are excited and invigorated by this new engagement with Shineway, the leading manufacturer of meat products in China.  This is a strong ray of light in what has been a difficult past for Shiner, due in large part to the global economic recession.  The passage of the new Food Safety Law that went into effect on June 1st has impacted many food processing companies in China, causing them to find suppliers of coated materials with barriers designed to keep bacteria out and freshness in the package.  Our commitment to quality food safe, coated film packaging, unparalleled technical advantages and production capacity, together with our pricing model, made us attractive to Shineway,” said Qingtao Xing, President of Shiner.

Mr. Jian Fu, CEO of Shiner, commented, “Our business relation with Shineway is an important development in our market and customer expansion of coated, food safe packaging film.  We believe this is a significant development in our growth in the current economic climate, enabling us to take advantage of the new Food Safety Laws as we had expected.  With the positive economic indicators in China and implementation of more stringent food safety laws, the Chinese demand for our state-of-the-art food safe packaging films should continuously increase.   We are confident that Shiner will realize shareholders’ expectation of solid growth and realize the five-year growth objectives that we recently announced.”

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com) is a U.S. corporation that has its primary operations in China.  Headquartered in the city of Haikou - China's "Hawaii” - Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials.  Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 14 patents on products and production equipment, and has an additional eight patent applications pending.  The Company’s coated films meat the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU.  Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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For more information, please contact:

Corporate Contact:
Mr. Qingtao Xing
President
Shiner International, Inc.
Tel: +86-1387-6683-099
Email:  qingtao.xing@shinerinc.com or info@shinerinc.com

Ms. Feng Zou
Corporate Secretary
Shiner International, Inc.
Tel: +86-1500-8081-666
Email:  feng.zou@shinerinc.com